UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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TRIUMPH BANCORP, INC.

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TRIUMPH BANCORP, INC.

12700 Park Central Drive, Suite 1700

Dallas, Texas 75251

(214) 365-6900

March 24, 2017

Dear Triumph Bancorp, Inc. Stockholders,

You are cordially invited to attend the Annual Meeting of Stockholders of Triumph Bancorp, Inc., to be held on May 4, 2017. The Annual Meeting will begin promptly at 1:00 p.m., local time, at 3 Park Central, 12700 Park Central Drive, Basement Level, Conference Room 1, Dallas, Texas 75251.

A Notice of Annual Meeting of Stockholders and the Proxy Statement for the meeting are attached. To ensure your representation at the Annual Meeting, you are urged to vote by proxy via the Internet or telephone pursuant to the instructions provided in the enclosed proxy card; or by completing, dating, signing and returning the enclosed proxy card.

The Notice of Annual Meeting and Proxy Statement on the following pages contain information about the official business of the Annual Meeting. Whether or not you expect to attend, please vote your shares now. Of course, if you decide to attend the Annual Meeting, you will have the opportunity to revoke your proxy and vote your shares in person. This Proxy Statement is also available at www.proxydocs.com/TBK.

One of our current directors, Derek R. McClain is not standing for re-election this year. Mr. McClain has been a valued member of our Board of Directors since 2014. We ask that you join us in thanking him for his service to the Company. We gratefully acknowledge your continuing interest in our business, and we hope that you will attend the Annual Meeting.

Sincerely,

Aaron P. Graft

President and Chief Executive Officer

TRIUMPH BANCORP, INC.

12700 Park Central Drive, Suite 1700

Dallas, Texas 75251

(214) 365-6900

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 4, 2017

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Triumph Bancorp, Inc. will be held at 3 Park Central, 12700 Park Central Drive, Basement Level, Conference Room 1, Dallas, Texas 75251, at 1:00 p.m., local time, on May 4, 2017, for the following purposes:

1.	To re-elect three directors to the Board of Directors;

2.	To ratify the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the current fiscal year; and

3.	To transact any business as may properly come before the Annual Meeting or any adjournments or postponements.

We are furnishing our 2016 Annual Report and proxy materials to our stockholders primarily through the Internet this year in accordance with rules adopted by the Securities and Exchange Commission. Stockholders of record have been mailed a Notice of Internet Availability of Proxy Materials on or around March 24, 2017, which provides them with instructions on how to vote and how to access the 2016 Annual Report and proxy materials on the Internet. It also provides instructions on how to request paper copies of these materials. Stockholders of record who previously enrolled in a program to receive electronic versions of the 2016 Annual Report and proxy materials will receive an email notice with details on how to access those materials and how to vote.

Stockholders of record may vote:

•	By Internet: go to www.proxypush.com/TBK

•	By phone: call 866-206-5381

•	By mail: complete and return the enclosed proxy card in the postage prepaid envelope provided.

If your shares are held in the name of a broker, bank or other stockholder of record, please follow the voting instructions that you receive from the broker, bank or other stockholder of record entitled to vote your shares.

The Board of Directors has fixed the close of business on March 6, 2017 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. Whether you expect to attend the Annual Meeting or not, please vote your shares. If you are a stockholder of record and attend the Annual Meeting, you may vote your shares in person even though you have previously voted your proxy.

By Order of the Board of Directors,

Aaron P. Graft

President and Chief Executive Officer

March 24, 2017

Dallas, Texas

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholders’

Meeting to Be Held on May 4, 2017

The Proxy Statement for the 2017 Annual Meeting, the Notice of the 2017 Annual Meeting, the form of proxy and the Company’s 2016 Annual Report are available at www.proxydocs.com/TBK.

TRIUMPH BANCORP, INC.

12700 Park Central Drive, Suite 1700

Dallas, Texas 75251

(214) 365-6900

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON

May  4, 2017

INFORMATION CONCERNING SOLICITATION AND VOTING

Introduction

We are furnishing this Proxy Statement on behalf of the Board of Directors (the “Board of Directors”) of Triumph Bancorp, Inc. (“Triumph”), a Texas corporation, for use at our 2017 Annual Meeting of Stockholders, or at any adjournments or postponements of the meeting (the “Annual Meeting”), for the purposes set forth below and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at 3 Park Central, 12700 Park Central Drive, Basement Level, Conference Room 1, Dallas, Texas 75251, at 1:00 p.m. local time, on May 4, 2017.

In accordance with rules and regulations adopted by the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing proxy materials to our stockholders on the Internet. You will not receive a printed copy of the proxy materials, unless specifically requested. The Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may submit your proxy on the Internet.

As used in this Proxy Statement, the terms “us”, “we”, “our”, the “Company” and “Triumph” refer to Triumph Bancorp, Inc., and, where appropriate, Triumph Bancorp, Inc., and its subsidiaries. The term “Common Stock” means shares of our Common Stock, par value, $0.01 per share.

Stockholders Entitled to Notice and to Vote; Quorum

Only holders of record of our Common Stock at the close of business on March 6, 2017, which the Board of Directors has set as the record date, are entitled to notice of, and to vote at, the Annual Meeting. As of March 6, 2017 we had 18,083,294 shares of Common Stock outstanding and entitled to vote at the Annual Meeting, and our shares of Common Stock were held by approximately 352 stockholders of record. Each stockholder of record of Common Stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. There are no cumulative voting rights in the election of directors.

The presence, in person or by proxy, of a majority of the votes entitled to be cast on a matter to be voted on at the Annual Meeting constitutes a quorum for action on that matter. The shares of Common Stock represented by properly executed proxy cards or properly authenticated voting instructions recorded electronically through the Internet or by telephone, will be counted for purposes of determining the presence of a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted toward fulfillment of quorum requirements. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

Distinction Between Holding Shares as a Stockholder of Record and as a Beneficial Owner

Some of our stockholders hold their shares through a broker, trustee, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those shares owned beneficially.

•	Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Wells Fargo Bank, N.A., then you are considered, with respect to those shares, the “stockholder of record.” As the stockholder of record, you have the right to grant your voting proxy directly to us or to a third party, or to vote in person at the Annual Meeting.

•	Beneficial Owner. If your shares are held in a brokerage account, by a trustee or, by another nominee, then you are considered the “beneficial owner” of those shares. As the beneficial owner of those shares, you have the right to direct your broker, trustee, or nominee how to vote and you also are invited to attend the Annual Meeting. However, because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

If you are not a stockholder of record, please understand that we do not know that you are a stockholder, or how many shares you own.

Voting Deadline

If you are a stockholder of record on the record date, then your proxy must be received no later than 11:59 p.m., central time on May 3, 2017 to be counted. If you are the beneficial owner of your shares held through a broker, trustee, or other nominee, please follow the instructions of your broker, trustee, or other nominee in determining the deadline for submitting your proxy.

Voting without Attending the Annual Meeting

Whether you hold shares directly as a stockholder of record or through a broker, trustee, or other nominee, you may direct how your shares are voted without attending the Annual Meeting. You may give voting instructions by the Internet, by telephone, or by mail. Instructions are on the proxy card. The proxy holders will vote all properly executed proxies that are delivered in response to this solicitation, and not later revoked, in accordance with the instructions given by you.

Voting in Person

Shares held in your name as the stockholder of record on the record date may be voted in person at the Annual Meeting. Shares for which you are the beneficial owner but not the stockholder of record may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, trustee, or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you vote by proxy as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

The vote you cast in person will supersede any previous votes that you may have submitted, whether by Internet, telephone, or mail.

Voting Requirements

At the Annual Meeting, stockholders will consider and act upon (1) the election of three directors, (2) the ratification of the appointment of our independent registered public accounting firm, and (3) such other business as may properly come before the Annual Meeting.

Our Bylaws provide that directors are elected by a plurality of the votes cast. This means that the director nominee with the most votes for a particular seat on the Board of Directors is elected for that seat. Only votes actually cast will be counted for purposes of determining whether a director nominee received the most votes for a particular seat on the Board of Directors. Abstentions and the withholding of authority by a stockholder (including broker non-votes) as to the election of directors (Proposal 1) are not treated as votes “cast” and thus have no effect on the results of the election.

Under our Bylaws, the ratification of the appointment of our independent registered public accounting firm (Proposal 2) must be approved by the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes are not treated as votes “cast” and thus have no effect on the vote for Proposal 2.

Under current Nasdaq Global Stock Market (the “NASDAQ”) rules, a broker, bank or other nominee may exercise discretionary voting power for the ratification of the selection of Crowe Horwath LLP. However, the election of directors is a significant matter and the NASDAQ does not permit a broker, bank or other nominee to exercise discretionary voting power with regard to such proposal. Therefore, if you are a beneficial owner and do not provide your broker, bank or other nominee with voting instructions on the election of directors, then your vote will not count either for or against the election of the nominees.

Treatment of Voting Instructions

If you provide specific voting instructions, your shares will be voted as instructed.

If you hold shares as the stockholder of record and sign and return a proxy card or vote by Internet or telephone without giving specific voting instructions, then your shares will be voted in accordance with the recommendations of our Board of Directors. Our Board of Directors recommends (1) a vote for the election of each of the director nominees to our Board of Directors and (2) a vote for the ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm.

You may have granted to your broker, trustee, or other nominee discretionary voting authority over your account. Your broker, trustee, or other nominee may be able to vote your shares depending on the terms of the agreement you have with your broker, trustee, or other nominee.

The persons identified as having the authority to vote the proxies granted by the proxy card will also have discretionary authority to vote, in their discretion, to the extent permitted by applicable law, on such other business as may properly come before the Annual Meeting and any postponement or adjournment. The Board of Directors is not aware of any other matters that are likely to be brought before the Annual Meeting. If any other matter is properly presented for action at the Annual Meeting, including a proposal to adjourn or postpone the Annual Meeting to permit us to solicit additional proxies in favor of any proposal, the persons named in the proxy card will vote on such matter in their own discretion.

Revocability of Proxies

A stockholder of record who has given a proxy may revoke it at any time prior to its exercise at the Annual Meeting by either (i) giving written notice of revocation to our Corporate Secretary, (ii) properly submitting a duly executed proxy bearing a later date, or (iii) appearing in person at the Annual Meeting and voting in person.

If you are the beneficial owner of shares held through a broker, trustee, or other nominee, you must follow the specific instructions provided to you by your broker, trustee, or other nominee to change or revoke any instructions you have already provided to your broker, trustee, or other nominee.

Costs of Proxy Solicitation

Proxies will be solicited from our stockholders by mail and through the Internet. We will pay all expenses in connection with the solicitation, including postage, printing and handling, and the expenses incurred by brokers, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. It is possible that our directors, officers and other employees may make further solicitations personally or by telephone, facsimile or mail. Our directors, officers and other employees will receive no additional compensation for any such further solicitations.

PROPOSAL 1: ELECTION OF DIRECTORS

Introduction

In accordance with the terms of our charter, our Board of Directors is divided into three classes, Class I, Class II and Class III, with each class serving staggered three-year terms and is divided as follows:

•	The Class I directors are Aaron P. Graft, Robert Dobrient, Maribess L. Miller and newly elected director, Frederick P. Perpall, and their term will expire at the annual meeting of stockholders expected to be held in 2018;

•	The Class II directors are Douglas M. Kratz, Richard L. Davis, Michael P. Rafferty and C. Todd Sparks, and their term will expire at the annual meeting of stockholders expected to be held in 2019; and

•	The Class III directors are Carlos M. Sepulveda, Jr., Charles A. Anderson, Justin N. Trail and Derek R. McClain, and their term will expire at the Annual Meeting.

The Board of Directors has determined that with the exception of Aaron P. Graft and Carlos M. Sepulveda, Jr., each of our current directors is an independent director.

At each annual meeting of stockholders, upon the expiration of the term of a class of directors, the successor to each such director in the class will be elected to serve from the time of election and qualification until the third annual meeting following his or her election and until his or her successor is duly elected and qualifies, in accordance with our charter. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist, as nearly as possible, of one-third of the directors. Each of the directors elected at the Annual Meeting will be elected for a three-year term which expires at the annual meeting of stockholders expected to be held in 2020 and will serve until the director’s successor has been elected and qualified, or until the director’s earlier resignation or removal.

Upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated Carlos M. Sepulveda, Jr., Charles A. Anderson and Justin N. Trail for re-election to the Board of Directors (whom we refer to as the “nominees”). Mr. McClain plans to retire from the Board of Directors effective upon the expiration of his current term at the Annual Meeting and his seat shall remain vacant as our Nominating and Corporate Governance Committee conducts a search for his replacement. Mr. McClain chose not to stand for re-election due to the increasing geographic overlap between the Company and Mutual of Omaha Bank (for which Mr. McClain sits on the holding company board), following the Company’s acquisition of ColoEast Bankshares, Inc. in August 2016. Fewer nominees are named than the number of directors fixed by the Board of Directors, but proxies cannot be voted for a greater number of directors than the nominees named in this Proxy Statement.

The Board of Directors unanimously recommends a vote FOR the re-election of each of the nominees.

Information Concerning the Nominees and Directors

Biographical information for each director and nominee appears below. The information is based entirely upon information provided by the respective directors and nominees.

Name	Age	Position
Charles A. Anderson	56	Director
Richard L. Davis	63	Director
Robert Dobrient	55	Director
Aaron P. Graft	39	Director, Vice Chairman, Chief Executive Officer & President
Douglas M. Kratz	65	Director
Derek R. McClain	61	Director
Maribess L. Miller	64	Director
Frederick P. Perpall	42	Director
Michael P. Rafferty	62	Director
Carlos M. Sepulveda, Jr.	59	Director & Chairman
C. Todd Sparks	49	Director
Justin N. Trail	45	Director

Board Nominees with Terms Ending in 2017

Charles A. Anderson has served on our Board of Directors since 2010. In 2003, Mr. Anderson cofounded Bandera Ventures, Ltd., a firm focused on industrial development and acquisitions, distressed office acquisitions and long-term lease opportunities. Prior to that, Mr. Anderson was associated with the Trammell Crow Company where he served as senior executive director, responsible for the Development and Investment Group for the Western half of the United States. Since 2014, Mr. Anderson has served on the board of directors and as a member of the investment and audit committees of Highwoods Properties, Inc. (NYSE:HIW), a publicly traded real estate investment trust. He earned his bachelor of business administration and master of business administration from Southern Methodist University, where he graduated summa cum laude. Mr. Anderson’s extensive experience in business and finance qualify him to serve on our Board of Directors.

Carlos M. Sepulveda, Jr. has served as chairman of our Board of Directors since 2010. He also serves as chairman of TBK Bank, SSB. Since March 2014, Mr. Sepulveda has served on the board of directors of Savoya, a chauffeured ground transportation service provider. In 2007, he joined the board of directors of Cinemark Holdings, Inc. (NYSE: CNK) and in 2016 was named Lead Director. In addition, he serves as chairman of the audit committee, and is a member of both the compensation committee and the strategic planning committee. From 2013 to January 2017, Mr. Sepulveda served on the board of Matador Resources Company (NYSE:MTDR), as director, chairman of the audit committee, chairman of the financial committee, and a member of both the nominations committee and executive committee. Mr. Sepulveda joined Interstate Battery System International, Inc. in 1990, and served as its president and chief executive officer from 2004 until 2013, and continues to serve on its board of directors as he has since 1995. Prior to joining Interstate Battery, Mr. Sepulveda was a partner at KPMG with more than 10 years of audit experience, including a concentration in financial services companies and banks. Mr. Sepulveda received a bachelor of business administration with highest honors from the University of Texas at Austin. He is a certified public accountant (CPA) and is a member of the American Institute of CPAs and Texas Society of CPAs. Mr. Sepulveda’s extensive experience in business and finance qualify him to serve on our Board of Directors.

Justin N. Trail has served on our Board of Directors since 2010. He is the founder and president of Commercial Insurance Solutions Group, LLC, a national retail insurance brokerage company specializing in the risk management of real estate investment portfolios, founder and CEO of C1 Insurance Group and cofounder and director of Spicewood Funding Group, a specialty finance company. Mr. Trail serves as a director at Triumph Business Capital, chairman at Triumph Insurance Group, member of the compensation committee of our Board of Directors and director at the Company’s wholly owned subsidiary, TBK Bank, SSB. He also serves as a director at the National Multi Housing Council and numerous non-profit organizations. Mr. Trail graduated from Texas A&M University with a bachelor of science in 1994 and a master’s degree in 1996. Mr. Trail’s extensive business and banking experience qualify him to serve on our Board of Directors.

Director with Term Ending in 2017 (Director not standing for re-election)

Derek R. McClain has served on our Board of Directors since November 2014 and serves as the Chairman of our Compensation Committee. He is an investor and an independent management and financial consultant. Since 2011, Mr. McClain has served as a consultant for CBRE Global Investors, the investment management arm of CB Richard Ellis, including a period of service as its interim Chief Financial Officer. From 1998 through 2006, Mr. McClain served as General Counsel and then Chief Financial Officer of Trammell Crow Company, a public real estate services company. From 1981 through 1997, he practiced corporate and securities law with Vinson & Elkins LLP. Mr. McClain also serves on the boards of directors of Mutual of Omaha Insurance Company and The McShane Companies. He graduated from the University of Kansas in 1977 with a Bachelor of Science in Business Administration and from the University of California (Berkeley) in 1981 with both a Juris Doctorate and Masters in Business Administration. Mr. McClain’s extensive experience in business, as well as his extensive experience in corporate and securities law, qualifies him to serve on our Board of Directors.

Directors with Terms Ending in 2018 (Continuing Directors)

Aaron P. Graft is our founder, Vice Chairman, President and Chief Executive Officer. He also serves as the Chief Executive Officer and a director of the Company’s wholly owned bank subsidiary TBK Bank, SSB and is the Chairman of Triumph Business Capital. Prior to establishing Triumph Bancorp, Mr. Graft served as the founder and President of Triumph Land and Capital Management, LLC, where he oversaw the management of several multifamily and commercial real estate projects in receivership and led the acquisition of multiple pools of distressed debt secured by multifamily projects. Prior to Triumph, Mr. Graft worked for Fulbright & Jaworski, LLP (now Norton Rose Fulbright LLP) where he focused on distressed loan workouts. Mr. Graft also serves on the board of directors and as Vice Chairman of The Bank of the West of Thomas, Oklahoma. Mr. Graft received a bachelor of arts, cum laude, and a Juris Doctorate, cum laude, from Baylor University. Mr. Graft is a member of Young Presidents’ Organization, and in 2014 he was recognized by the Dallas Business Journal with the “40 Under 40” award. Mr. Graft’s extensive experience in business and finance qualify him to serve on our Board of Directors.

Robert Dobrient has served on our Board of Directors since 2010. He is founder and chief executive officer of Savoya, an industry-leading provider of chauffeured ground transportation services. Prior to establishing Savoya in 2000, Mr. Dobrient was cofounder and president of Max America, a same-day delivery and logistics firm that won Inc. “500” honors for three consecutive years in the early 1990s. In 1997, Max America was acquired by Dynamex, Inc., a publicly held leading consolidator in the time critical distribution industry. Mr. Dobrient is a member of the board of Grand Junction, a software-as-a-service platform that manages courier and local delivery programs. He is also a director of privately held Redaway, a medical waste transport and disposal company. Mr. Dobrient earned a bachelor of business administration from University of North Texas. He serves as a mentor and board member at Mercy Street, a program serving inner-city youths and their families. Mr. Dobrient’s extensive business experience qualifies him to serve on our Board of Directors.

Maribess L. Miller has served on our Board of Directors since July 2014 and serves as Chairperson of our Nominating and Corporate Governance Committee. Ms. Miller was a member of the public accounting firm PricewaterhouseCoopers LLP from 1975 until 2009, including serving as the North Texas Market Managing

Partner from 2001 until 2009; as Southwest Region Consumer, Industrial Products and Services Leader from 1998 until 2001; and as Managing Partner of that firm’s U.S. Healthcare Audit Practice from 1995 to 1998. Since 2010, Ms. Miller has served as a member of the board of directors and chair of the audit committee for Zix Corporation (NASDAQ:ZIXI). Ms. Miller is also a member of the board of directors and chair of the audit committee for Midmark Corp., a privately-held medical supply company. She was on the Texas State Board of Public Accountancy from 2009-2015, past Board Chair for the Texas Health Institute and serves on the board of the North Texas Chapter of the National Association of Corporate Directors. She graduated cum laude with a bachelor’s degree in Accounting from Texas Christian University. Ms. Miller is a Certified Public Accountant. Ms. Miller’s extensive business experience qualifies her to serve on our Board of Directors.

Frederick P. Perpall was elected to our Board of Directors effective October 24, 2016 and began serving on the Compensation Committee in January 2017. Mr. Perpall serves as the chief executive officer for The Beck Group, an architecture and construction company based in Dallas, Texas. Mr. Perpall has served as CEO since 2013, and has been with The Beck Group in other roles since 1999. Mr. Perpall began his career in the design and construction industry in 1996 and has been a registered architect since 2003. Prior to his time at Beck, Mr. Perpall worked for Gideon Toal Architects and Alexiou + Associates. Mr. Perpall serves on numerous boards and executive committees, including the Dallas Regional Chamber, the Dallas Citizens Council and The Carter Center. He earned his Bachelor of Science and Master of Architecture degrees from the University of Texas at Arlington.

Directors with Terms Ending in 2019 (Continuing Directors)

Richard L. Davis has served on our Board of Directors since 2010. He is founder and chief executive officer of Dallas-based DAVACO, Inc., a leading provider of retail, restaurant and hospitality service solutions. In 2000 and 2006, Mr. Davis was a finalist for the Ernst & Young Entrepreneur of the Year award, and in 2006, he was inducted into the Retail Construction Hall of Fame. Mr. Davis currently serves on The Salvation Army’s Dallas/Fort Worth Metroplex Advisory Board and The Board of Advisors of the Baylor Angel Network with the Hankamer School of Business of Baylor University. Mr. Davis’ extensive experience in business qualifies him to serve on our Board of Directors.

Douglas M. Kratz has been a member of our Board of Directors since October 2013 and also serves on the Board of Directors of our subsidiary bank, TBK Bank, SSB. Mr. Kratz is Chairman of our Risk Committee and serves on the Executive Loan Committee of TBK Bank, SSB. On October 1, 2015 Triumph Community Bank, N.A. f/k/a THE National Bank was merged with and into TBK Bank, SSB. Prior to Triumph Bancorp’s 2013 acquisition of National Bancshares, Inc, Mr. Kratz served as Chairman of the Board of National Bancshares, Inc. and a director of its subsidiary bank, THE National Bank, since 2001. During that period, for several years, Mr. Kratz served as Chief Executive Officer and Vice Chairman of the parent company and subsidiary bank, respectively.    Over the past 30 years, Mr. Kratz has served on the boards of directors of numerous community banking organizations along with being a principal investor in several of the organizations. Mr. Kratz is also a principal investor in privately held non-bank financial services related entities. Mr. Kratz’s extensive business and banking experience, as well as his long-standing community business and banking relationships in the Quad Cities Metropolitan Area, qualify him to serve on our Board of Directors.

Michael P. Rafferty has served on our Board of Directors since July 2014 and serves as Chairman of the Audit Committee. Mr. Rafferty was a member of the public accounting firm Ernst & Young LLP from 1975 until his retirement in 2013, was admitted as Partner of the Firm in 1988, and served as the Audit Practice Leader for the Southwest Region from 2004 to 2013. During his career with Ernst & Young, he primarily served clients in the financial services and healthcare industries. Mr. Rafferty graduated with a Bachelor of Science degree in Accounting from the University of New Orleans. Mr. Rafferty is a Certified Public Accountant and is licensed in Texas and Louisiana. Mr. Rafferty’s extensive experience in the financial services industry qualifies him to serve on our Board of Directors. Mr. Rafferty also serves on the board of directors and Audit Committee of MoneyGram International, Inc. (NASDAQ:MGI) since 2016.

C. Todd Sparks has served on our Board of Directors since 2010. He also serves as a director of our wholly owned subsidiary bank, TBK Bank, SSB. He is vice president and chief financial officer of Discovery Operating Inc., where he has been employed since 1992. He currently serves on the Board of Directors of Patriot Drilling, LLC, FirstCapital Bank of Texas and First Bancshares of Texas (Holding Company). Mr. Sparks received a bachelor of business administration from Baylor University in 1989 and a master of business administration from Texas A&M University in 1992. Mr. Sparks’ extensive business and banking experience, as well as his long-standing business and banking relationships in the community, qualify him to serve on our Board of Directors.

Executive Officers

The following table sets forth information regarding individuals who are our executive officers.

Name	Age	Position
Aaron P. Graft	39	Director, Vice Chairman, Chief Executive Officer & President
R. Bryce Fowler	63	Executive Vice President, Chief Financial Officer, Treasurer
Gail Lehmann	59	Executive Vice President, Secretary
Adam D. Nelson	39	Executive Vice President, General Counsel
Daniel J. Karas	56	Executive Vice President, Chief Lending Officer of TBK Bank, SSB

A brief description of the background of each of our executive officers who is not also a director is set forth below.

R. Bryce Fowler has served as our Executive Vice President, Chief Financial Officer and Treasurer since 2010. He also serves as chief executive officer, president and public information officer of TBK Bank, SSB. Previously, Mr. Fowler was a partner in Cyma Fund Advisors, which managed a $100 million capital investment in a leveraged mortgage-backed securities portfolio. He also served as a director, president and chief financial officer of Bluebonnet Savings Bank, FSB, a $3+ billion Southwest Plan institution formed from the acquisition of 15 failed institutions in 1988. He was a member of the executive committee that led Bluebonnet through the acquisition and consolidation of these institutions, implemented and managed the government assistance agreement, expanded its state-wide lending operations to be national in scope and was one of the principal architects in the development and implementation of Bluebonnet’s transition to a wholesale institution focused primarily in MBS investment strategies. Prior to that, Mr. Fowler was an auditor for David, Kinard & Company, working primarily on financial institution clients. Mr. Fowler received a bachelor of business administration from the University of Texas—Arlington and is a certified public accountant in Texas (license inactive).

Gail Lehmann has served as our Executive Vice President and Secretary since 2010. She also serves as executive vice president, chief operating officer, chief information officer and secretary of TBK Bank, SSB. Previously, Ms. Lehmann served as corporate compliance officer and senior vice president of risk management for Bluebonnet Savings Bank, FSB, a $3 billion wholesale thrift. Ms. Lehmann has been in the banking industry for more than 30 years and has experience in all facets of banking operations with particular emphasis on regulatory compliance, risk management, information technology and venture capital environments. She also has expertise in the area of property and subsidiary management. Ms. Lehmann received a bachelor of science, with a major in public administration/political science and a minor in criminal justice, from the University of Illinois.

Adam D. Nelson joined Triumph in 2013 and serves as Executive Vice President and General Counsel. He also serves as Executive Vice President and General Counsel of TBK Bank, SSB and Senior Vice President, General Counsel and Chief Compliance Officer of Triumph Capital Advisors, wholly-owned subsidiaries of the Company. Mr. Nelson also serves as Vice President and Chief Compliance Officer of Trinitas Capital Management, LLC, an independent registered investment adviser, a position he has held since 2015. Previously, Mr. Nelson served as Vice President and Deputy General Counsel of ACE Cash Express, Inc., a financial services retailer. Prior to that, Mr. Nelson was an attorney with the firm of Weil Gotshal & Manges, LLP, where he focused on mergers and acquisitions, management led buyouts and private equity transactions. Mr. Nelson received a bachelor of arts in economics, magna cum laude, from Baylor University and a Juris Doctorate, cum laude, from Harvard Law School.

Daniel J. Karas serves as Executive Vice President, Chief Lending Officer of TBK Bank, SSB. He joined Triumph in 2012 as Executive Vice President – Asset Based Lending for Triumph Commercial Finance with more than 30 years of experience in all aspects of commercial finance. Prior to joining Triumph, Karas served as Executive Vice President and Managing Director of Marquette Business Credit, where he led Marquette’s general factoring business as well as marketing for its asset based lending platform. Previously he served with GE Capital/Heller Financial as Managing Director of the Corporate Lending Group, then the Enterprise Client Group and finally Energy Financial Services. He began his career with JPMorgan Chase, formerly Chemical Bank, in New York and gained experience in credit, commercial and leveraged lending prior to opening Bank of America’s (formerly NationsBank) New York ABL office. Mr. Karas is currently a member of the Board of Directors of the Commercial Finance Association. He received his Bachelor of Science in Finance and Management from Temple University and his Master of Business Administration from the Stern School of Business at New York University.

CORPORATE GOVERNANCE

Board of Directors Meetings

During 2016, the Board of Directors held six meetings. Each of our directors, with the exception of Mr. Dobrient, attended at least 75% of the aggregate total meetings of the respective Board of Directors and the committees on which such director served during 2016. Mr. Dobrient did not meet the attendance criteria due to unforeseen and unavoidable business conflicts.

The Board of Directors has determined that with the exception of Aaron P. Graft, and Carlos M. Sepulveda, Jr., each of our current directors is an independent director under the rules of the NASDAQ and the SEC.

Board Committees

Our Board of Directors has established standing committees in connection with the discharge of its responsibilities. These committees include the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The Board of Directors also maintains a Risk Management Committee. Effective January 1, 2017, after review and consideration, the Board dissolved its Finance Committee, expanding the role of the Board of Directors to assume the responsibilities of the Finance Committee. Our Board of Directors also may establish such other committees as it deems appropriate, in accordance with applicable law and regulations and our corporate governance documents.

Audit Committee. Our Audit Committee is composed of Michael P. Rafferty (chair), Derek R. McClain, and Maribess L. Miller. The Audit Committee assists the Board of Directors in fulfilling its responsibilities for general oversight of the integrity of our financial statements, compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, the performance of our internal audit function and independent auditors, and risk assessment and risk management. Among other things, the Audit Committee:

•	annually reviews the Audit Committee charter and the committee’s performance;

•	appoints, evaluates and determines the compensation of our independent auditors;

•	reviews and approves the scope of the annual audit, the audit fee and the financial statements;

•	reviews disclosure controls and procedures, internal controls, internal audit function and corporate policies with respect to financial information;

•	prepares the audit committee report to be included in our proxy statement or annual report filed with the SEC;

•	oversees investigations into complaints concerning financial matters, if any; and

•	reviews other risks that may have a significant impact on our financial statements.

The Audit Committee works closely with management as well as our independent auditors. The Audit Committee has the authority to obtain advice and assistance from and receive appropriate funding to engage outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties.

The Audit Committee is composed solely of members who satisfy the applicable independence and other requirements of the SEC and the NASDAQ for Audit Committees and each of whom is an “audit committee financial expert” as defined by the SEC and who meet the additional criteria for independence of audit committee members set forth in Rule 10A-3(b)(1) under the Exchange Act. The Audit Committee has adopted a written charter that among other things, specifies the scope of its rights and responsibilities. The charter is available on our website at www.triumphbancorp.com. Our Audit Committee met nine times during 2016.

Compensation Committee. Our Compensation Committee is composed of Derek R. McClain (chair), Charles A. Anderson, Richard Davis, Robert Dobrient, Justin N. Trail and Frederick P. Perpall. Mr. Perpall joined the Board of Directors of the Company effective October 24, 2016 and was subsequently nominated to serve as a member of the Compensation Committee in January 2017. Following the Annual Meeting, Charles A. Anderson will serve as chairman of the Compensation Committee. The Compensation Committee is responsible for discharging the Board of Directors’ responsibilities relating to compensation of the executives and directors. Among other things, the Compensation Committee:

•	evaluates human resources and compensation strategies;

•	reviews and approves objectives relevant to executive officer compensation;

•	evaluates performance and determines the compensation of the Chief Executive Officer in accordance with those objectives;

•	approves any changes to non-equity based benefit plans involving a material financial commitment;

•	to the extent required for us by SEC rules, prepares the compensation committee report to be included in our annual report; and

•	evaluates performance in relation to the Compensation Committee charter.

The Compensation Committee is composed solely of members who satisfy the applicable independence requirements of the SEC and the NASDAQ. The Compensation Committee has adopted a written charter that, among other things, specifies the scope of its rights and responsibilities. The charter is available on our website at www.triumphbancorp.com. Our Compensation Committee met four times during 2016.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee is composed of Maribess L. Miller (chair), Charles A. Anderson and Richard Davis. The Nominating and Corporate Governance Committee is responsible for making recommendations to our Board of Directors regarding candidates for directorships and the size and composition of our Board of Directors. In addition, the Nominating and Corporate Governance Committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to our Board of Directors concerning governance matters. Among other things, the Nominating and Corporate Governance Committee:

•	identifies individuals qualified to be directors consistent with the criteria approved by the Board of Directors and recommends director nominees to the full Board of Directors;

•	ensures that the Audit and Compensation Committees have the benefit of qualified “independent” directors;

•	makes recommendations to the Board of Directors regarding the compensation of directors of the Company;

•	oversees management continuity planning;

•	leads the Board of Directors in its annual performance review; and

•	takes a leadership role in shaping the corporate governance of our organization.

The Nominating and Corporate Governance Committee is composed solely of members who satisfy the applicable independence requirements of the SEC and the NASDAQ. The written charter for our Nominating and Corporate Governance Committee is available on our website at www.triumphbancorp.com. Our Nominating and Corporate Governance Committee met five times during 2016.

Risk Management Committee. Our Risk Management Committee is composed of Douglas M. Kratz (chair), Aaron P. Graft, Robert Dobrient, Michael P. Rafferty and Derek R. McClain. The Risk Management Committee is responsible for assisting the Board of Directors in the assessment of risk across the Company and its subsidiaries. Among other things, the Risk Management Committee:

•	reviews and implements the Company’s enterprise risk assessment program as set forth in its enterprise risk management policy as in place from time to time as adopted by our Board of Directors;

•	reviews and recommends changes to the Company’s enterprise risk management policy to our Board of Directors; and

•	provides updates to our Board of Directors regarding its review of the risks facing the Company and its subsidiaries and its discussions with management on such risks and the steps being taken to mitigate such risks.

The Risk Management Committee is composed of a majority of members who satisfy the applicable independence requirements of the SEC and the NASDAQ. In addition, at least one member of the Risk Management Committee shall be a member of the Company’s Audit Committee. The written charter for our Risk Management Committee is available on our website at www.triumphbancorp.com. Our Risk Management Committee met four times during 2016.

Finance Committee. Our Finance Committee, which was dissolved effective January 1, 2017, was composed of Carlos M. Sepulveda, Jr. (chair), C. Todd Sparks, Aaron P. Graft, Charles A. Anderson and Robert Dobrient. The Finance Committee was responsible for assisting in our Board of Directors in overseeing the Company’s capital structure, capital management strategy, investments, acquisitions, divestitures, securities issuances and related policies. Among other things, the Finance Committee:

•	reviews the capital plan and cash position of the Company and provides advice and guidance on the sources and uses of capital and expected returns on capital deployed;

•	reviews the Company’s share repurchase activities and plans and recommends to our Board of Directors any share repurchase programs deemed necessary or advisable;

•	reviews and make recommendations to our Board of Directors with respect to the Company’s dividend policy;

•	reviews proposed mergers, acquisitions, joint ventures and divestitures involving the Company and its subsidiaries and makes recommendations to our Board of Directors;

•	approves and monitors lending and investment activity by the Company within the authority granted to it under the Company’s lending and investment policies as in place from time to time as adopted by our Board of Directors; and

•	reviews and makes recommendations to our Board of Directors with respect to the issuance of equity and debt securities by the Company, any guarantees of subsidiaries’ securities by the Company, the offering terms of such securities, and the Company’s material credit facilities.

The Finance Committee was composed of a majority of members who satisfied the applicable independence requirements of the SEC and the NASDAQ. Our Finance Committee met five times during 2016.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a code of business conduct and ethics (our “Code of Ethics”) that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The Code of Ethics and supplemental code of ethics for CEO and senior financial officers is available upon written request to the Corporate Secretary, Triumph Bancorp, Inc., 12700 Park Central Drive, Suite 1700, Dallas, Texas 75251. If we amend or grant any waiver of a provision of our Code of Ethics that applies to our executive officers, we will publicly disclose such amendment or waiver on our website and as required by applicable law, including by filing a Current Report on Form 8-K.

Board Leadership Structure and Risk Oversight

Different individuals serve as our Chief Executive Officer and Chairman because our Board of Directors has determined that the separation of these offices enhances our Board of Directors’ independence and oversight.

Moreover, the separation of these roles allows our Chief Executive Officer to better focus on his growing responsibilities of running the Company, enhancing stockholder value and expanding and strengthening the Company’s franchise while allowing the Chairman to lead our Board of Directors in its fundamental role of providing advice to and independent oversight of management. Consistent with this determination, Carlos M. Sepulveda, Jr., serves as Chairman of our Board of Directors, and Aaron P. Graft serves as our Chief Executive Officer and President. Carlos M. Sepulveda, Jr. was previously our Executive Director, but ceased holding an executive role effective December 31, 2015. We anticipate Mr. Sepulveda will qualify as an independent director beginning January 1, 2019.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including credit, interest rate, liquidity, operational, strategic and reputation risks. Management is responsible for the day-to-day management of risks the Company faces, while the Board of Directors, as a whole and through its committees, including its Risk Management Committee, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. The Chairman of the Board of Directors and independent members of the Board of Directors work together to provide strong, independent oversight of the Company’s management and affairs through its standing committees and, when necessary, special meetings of independent directors.

Compensation Committee Interlocks and Insider Participation

No members of our Compensation Committee are or have been an officer or employee of Triumph or any of our subsidiaries. In addition, none of our executive officers serves or has served as a member of the Board of Directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

Nomination of Directors

With respect to directors not nominated by Triumph, the Board of Directors identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board of Directors with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. If any member of the Board of Directors does not wish to continue in service or if the Board of Directors decides not to re-nominate a member for re-election, the Board of Directors then identifies the desired skills and experience of a new nominee in light of the criteria below. Current members of the Board of Directors are polled for suggestions as to individuals meeting the criteria below. The Board of Directors may also engage in research to identify qualified individuals. In evaluating a director nominee, the Board of Directors considers the following factors:

•	the appropriate size of our Board of Directors;

•	our needs with respect to the particular talents and experience of our directors;

•	the nominee’s knowledge, skills and experience, including experience in finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board of Directors;

•	whether the nominee is independent, as that term is defined under the NASDAQ listing standards;

•	the familiarity of the nominee with our industry;

•	the nominee’s experience with accounting rules and practices; and

•	the desire to balance the benefit of continuity with the periodic injection of the fresh perspective provided by new Board of Directors members.

Our goal is to assemble a Board of Directors that brings together a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Board of Directors will also consider candidates with appropriate non-business backgrounds.

Other than the foregoing, there are no stated minimum criteria for director nominees. The Board of Directors may also consider such other factors as it may deem in our best interests and the best interests of our stockholders. We also believe it may be appropriate for key members of our management to participate as members of the Board of Directors.

Stockholders may nominate directors for election to the Board of Directors. In order to nominate a director for election to the Board of Directors, stockholders must follow the procedures set forth in our Bylaws, including timely receipt by the Secretary of Triumph of notice of the nomination and certain required disclosures with respect both to the nominating stockholder and the recommended director nominee.

Directors may be elected by a plurality of votes at any meeting called for the election of directors at which a quorum is present. The presence of a majority of the holders of our Common Stock, whether in person or by proxy, constitutes a quorum. The Board of Directors did not receive any recommendations from stockholders requesting that the Board of Directors consider a candidate for inclusion among the nominees in our Proxy Statement for this Annual Meeting. The absence of such a recommendation does not mean, however, that a recommendation would not have been considered had one been received.

Stockholder Communications with the Board of Directors

Every effort is made to ensure that the Board of Directors or individual directors, as applicable, hear the views of stockholders and that appropriate responses are provided to stockholders in a timely manner. Any matter intended for the Board of Directors, or for any individual member or members of the Board of Directors, should be directed to Adam D. Nelson, our General Counsel, with a request to forward the matter to the intended recipient. All such communications will be forwarded unopened.

Director Attendance at Annual Meeting of Stockholders

We encourage all incumbent directors, as well as all nominees for election as director, to attend the Annual Meeting of Stockholders, although we recognize that conflicts may occasionally arise that will prevent a director from attending an annual meeting. Ten of our eleven then serving directors attended our 2016 annual meeting.

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies. These include, but are not limited to, reduced narrative and tabular disclosure obligations regarding executive compensation. Our management and Board of Directors appreciate the desire of our stockholders to understand our executive compensation programs. In addition to our narrative and tabular disclosure which is intended to comply with the requirements applicable to emerging growth companies, we have elected to include further narrative disclosure to provide stockholders with context on our executive compensation program and to include disclosure in our tables for five named executive officers, though we are only required to identify three, in order to give stockholders a broader view of the compensation of our most senior executives.

Our named executive officers (“NEOs”) for the fiscal year ended December 31, 2016, consist of our principal executive officer and four other most highly compensated executive officers: (i) Aaron P. Graft, Director, Vice Chairman, Chief Executive Officer and President; (ii) R. Bryce Fowler, Executive Vice President, Chief Financial Officer and Treasurer; (iii) Gail Lehmann, Executive Vice President and Secretary; (iv) Adam D. Nelson, Executive Vice President and General Counsel; and, (v) Daniel J. Karas, Executive Vice President, Chief Lending Officer of TBK Bank, SSB.

2016 Summary Compensation Table

The following summary compensation table provides information regarding the compensation of our NEOs for our fiscal years ended December 31, 2016 and 2015.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(4)	Total ($)
Aaron P. Graft,	2016	427,500	—	96,188	96,185	201,902	24,580	846,355
Director, Vice Chairman, CEO & President	2015	385,000	385,000	89,290	—	—	67,080	926,370

R. Bryce Fowler,	2016	292,500	—	58,497	58,499	117,776	10,600	537,872
Executive Vice President, CFO & Treasurer	2015	275,000	275,000	49,491	—	—	27,583	627,074

Gail Lehmann,	2016	240,000	—	42,008	42,000	97,447	10,600	432,055
Executive Vice President & Secretary	2015	240,000	181,000	35,991	—	—	10,600	467,591

Adam D. Nelson,	2016	235,000	—	61,687	61,683	93,398	—	451,768
Executive Vice President & General Counsel	2015	235,000	152,750	16,443	—	—	7,050	411,243

Daniel J. Karas,	2016	250,000	—	68,749	68,747	78,083	4,340	469,919
Executive Vice President, Chief Lending Officer	2015	230,000	92,000	31,036	—	—	6,899	359,935

(1)	Reflects actual base compensation paid during the applicable fiscal year.
(2)	Reflects a discretionary cash bonus earned for the 2015 fiscal year.
(3)	Reflects the full grant date value of restricted stock or stock option awards granted to each of our NEOs computed in accordance with ASC 718. Generally, the full grant date fair value is the amount we will expense in our financial statements over an award’s vesting period as further described in Note 19 to our Annual Report on Form 10-K for the Fiscal Year ended December 31, 2016, filed with the SEC on February 17, 2017. The values of restricted stock awards presented for our fiscal year ended December 31, 2016 are based on a fair market value of $15.87 per share of our Common Stock for grants made on April 1, 2016, which was the closing price of our Common Stock on the NASDAQ Global Select Market as of such date. The values of option awards presented for our fiscal year ended December 31, 2016 are based on a Black-Scholes valuation of $5.85 per option share for grants made on April 1, 2016.
(4)	Includes the following amounts paid to or on behalf of the NEOs in fiscal year 2016.

The following table shows all amounts included in the “All Other Compensation” column for each named executive officer in 2016:

2016 All Other Compensation Table

Name	Triumph Savings Bank Contribution to Defined Contribution Plan ($)	Car Allowance ($)	Club Memberships ($)	Total ($)
Aaron P. Graft	10,600	6,000	7,980	24,580
R. Bryce Fowler	10,600	—	—	10,600
Gail Lehmann	10,600	—	—	10,600
Adam D. Nelson	—	—	—	—
Daniel J. Karas	4,340	—	—	4,340

Outstanding Equity Awards at Fiscal Year-End for 2016

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(d)	Option Exercise Price ($)(e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#)(g)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(h)(2)
Aaron P. Graft,	—	16,434	(3)	—	$15.87	4/1/2026
Director, Vice Chairman, CEO & President							4,410	(4)	$115,322
							6,061	(5)	$158,495
R. Bryce Fowler,	—	9,995	(3)	—	$15.87	4/1/2026
Executive Vice President, CFO & Treasurer							2,444	(6)	$63,911
							3,686	(5)	$96,389
Gail Lehmann,	—	7,176	(3)	—	$15.87	4/1/2026
Executive Vice President & Secretary							1,778	(7)	$46,495
							2,647	(5)	$69,219
Adam D. Nelson,	—	10,539	(3)	—	$15.87	4/1/2026
Executive Vice President & General Counsel							812	(8)	$21,234
							3,887	(5)	$101,645
Daniel J. Karas,	—	11,746	(3)	—	$15.87	4/1/2026
Executive Vice President, Chief Lending Officer							1,533	(9)	$40,088
							4,332	(5)	$113,282

(1)	Vesting of all such shares of restricted stock may be accelerated upon termination of employment for death or disability, or upon a change of control (as defined in our 2014 Omnibus Incentive Plan).
(2)	The market values for the outstanding stock awards presented as of December 31, 2016, are based on the closing price of our Common Stock of $26.15 per share on December 30, 2016 (the last trading day prior to December 31, 2016).
(3)	Stock option vests at the rate of 25% per year, with vesting dates of April 1, 2017, April 1, 2018, April 1, 2019 and April 1, 2020.
(4)	Restricted stock award vests 2,204 shares on April 1, 2017 and 2,206 shares on April 1, 2018.
(5)	Restricted s tock award vests at the rate of 25% per year, with vesting dates of April 1, 2017, April 1, 2018, April 1, 2019 and April 1, 2020.
(6)	Restricted stock award vests 1,222 shares on April 1, 2017 and 1,222 shares on April 1, 2018.
(7)	Restricted stock award vests 888 shares on April 1, 2017 and 890 shares on April 1, 2018.
(8)	Restricted stock award vests 406 shares on April 1, 2017 and 406 shares on April 1, 2018.
(9)	Restricted stock award vests 766 shares on April 1, 2017 and 767 shares on April 1, 2018.

Equity Compensation Plan Information

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2016.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	163,661	$15.87	496,636
Equity compensation plans not approved by security holders	—	—	—

Total	163,661	$15.87	496,636

Narrative Discussion of Summary Compensation Table

Overview

We compensate our NEOs through a mix of base salary, cash incentive bonuses, equity awards made under our 2014 Omnibus Incentive Plan, and other benefits. In designing and approving our compensation plans for our NEOs, we seek to provide such individuals with total annual compensation that is both reasonable and competitive within our markets, appropriately reflects our performance and the executive’s particular contributions to that performance, and that takes into account applicable regulatory guidelines and practices.

Beginning in 2016, our NEOs received incentive compensation through participation in (i) an annual incentive program implemented as part of our Senior Executive Incentive Plan that provides the opportunity to receive an annual cash incentive award that will be determined by reference to Company performance metrics achieved during the fiscal year as approved and determined by the Compensation Committee, and (ii) a long-term incentive program that provides annual stock awards under our 2014 Omnibus Incentive Plan, consisting of one-half stock options and one-half restricted stock, each with a four year vesting schedule, designed to align our executives’ incentives with the Company’s long-term growth and performance. We believe our long-term incentive program, and the separation of the grants of equity awards from cash awards tied to annual performance metrics, mitigates potential excessive risk taking, as a substantial portion of the total compensation for our leaders will be independent of year-to-year performance and realizable only through the creation of long-term value.

During 2016, Meridian Compensation Partners, LLC (“Meridian”) acted as an independent consultant to our Compensation Committee, to assist the Committee with the implementation of the compensation programs set forth above. In connection therewith, Meridian (i) conducted a review of the marketplace trends and best practices relating to competitive pay levels and program design, (ii) assisted the Compensation Committee with the identification and approval of an appropriate peer group against which to benchmark its compensation practices, and (iii) advised the Compensation Committee with respect to the implementation of both our annual incentive program and long-term incentive program during the year.

Base Salary

We provide our NEOs with base salaries to compensate them for services rendered during the fiscal year and which reflect each NEO’s position, specific skills, tenure, experience, responsibilities and performance. Base salaries of our NEOs have historically been reviewed and set annually by the Compensation Committee as part of the Company’s annual performance review process as well as upon the promotion of an executive officer or other change in job responsibility. In 2016, the Compensation Committee engaged Meridian to conduct a study of its base salaries as compared to the Company’s peer group. The Compensation Committee’s philosophy is to target base salaries at market median with variation reflective of each executive’s unique role and performance. As part of its determination process, the Committee solicits the recommendations of Mr. Graft as to NEOs other than himself. In determining the base salaries relative to the peer group for Mr. Fowler, the Compensation Committee considered Mr. Fowler’s role as President of TBK Bank, SSB in addition to his roles of Chief Financial Officer for each of TBK Bank, SSB and the Company.

Annual Incentive Program

The Company pays cash incentive payments to our NEOs based on the achievement of annual performance goals under its annual incentive program. As part of this program, the Committee approved a target bonus for each of our NEOs for 2016 as a percentage of his or her base salary. These percentages for 2016 were 50% for Mr. Graft, 45% for Mr. Fowler and 40% for each of Ms. Lehmann, Mr. Nelson and Mr. Karas. Payment of 2016 annual incentive program payments was based on achievement of performance goals relating to return on assets, non-performing assets to total assets and net charge offs to total loans. Each NEO was eligible to receive between 0% and 150% of the target bonus, with the applicable percentage determined based on the actual level of achievement of such performance goals. In addition, the Compensation Committee retains the flexibility to vary the total calculated incentive payment for each executive by 30% upwards or downwards to take into account individual performance or unique circumstances. The Company believes this compensation framework more directly incentivizes the performance of our NEOs with respect to the achievement of the goals that have been determined by the Compensation Committee to be most impactful to the overall financial performance of the Company. Following its review of the Company’s performance against the applicable performance goals for the year, the Compensation Committee approved an annual incentive payment for each NEO as set forth in the Summary Compensation Table above under “Non-Equity Incentive Plan Compensation” in accordance with the terms and provisions of the annual incentive program.

Equity Awards

We make equity grants to our executives under a long-term incentive program pursuant to which the grant date value of each executive’s annual grants is defined as a target percentage of the executive’s base salary. These target percentages for 2016 are 45% for Mr. Graft, 40% for Mr. Fowler and 35% for each of Ms. Lehmann, Mr. Nelson and Mr. Karas. Awards may be adjusted 30% upwards or downwards for any grant year by the Compensation Committee to account for unique situations or individual circumstances related to the particular executive. In 2016 such grants were made one half in restricted stock and one half in stock options, each vesting one fourth each year on each of the first four anniversaries of the date of grant. The Company believes that a meaningful portion of the total compensation for each NEO should be represented by pay-for-performance compensation, in particular long-term performance compensation achieved through equity appreciation at the Company, in order to align the interests of our NEOs with those of our stockholders and incentivize long-term value creation. In addition, a portion of the equity awards made in 2016 to Mr. Nelson and Mr. Karas represented a portion of their 2015 bonus compensation that was issued as equity during 2016.

Perquisites and Other Compensation

The Company provides perquisites to our NEOs that we believe are reasonable, competitive and consistent with the Company’s overall compensation philosophy. In 2016, these perquisites consisted of a car allowance and country club dues for Mr. Graft. Our NEOs were also eligible for a 401(k) employer match on the same terms as all other employees of the Company.

The Committee reviews the perquisites provided to its NEOs on a regular basis to evaluate whether they continue to be appropriate in light of the Committee’s overall goal of designing a competitive compensation program for NEOs that is aligned with the interests of our stockholders. Attributed costs perquisites and 401(k) employer matching contributions for our NEOs for the fiscal year ended December 31, 2016 and December 31, 2015 are included in the “All Other Compensation” column of the 2016 Summary Compensation Table above.

Compensation Procedures

Role of Management

The Compensation Committee made all 2016 compensation decisions for our NEOs. In making compensation decisions, the Compensation Committee seeks input as appropriate from the Company’s CFO as well as its legal and human resources departments. Mr. Graft annually reviews the performance of each of the Company’s and its subsidiaries’ executive officers (other than himself). The conclusions reached and the compensation recommendations based on these reviews, including with respect to salary adjustments and bonuses, were presented to the Compensation Committee. The Compensation Committee exercised its discretion in modifying any recommended adjustment or award. Mr. Graft’s performance is reviewed by the Compensation Committee and the Compensation Committee makes compensation decisions with respect to Mr. Graft taking into account such review.

Compensation Committee Process

During 2016, the Compensation Committee reviewed both the Company’s compensation philosophy and the actual compensation being paid to executives. The Compensation Committee met, including in executive sessions without any members of management present, to discuss, evaluate and set executive officer compensation. In setting compensation for each of the NEOs, the Compensation Committee focused on the total compensation received by each NEO, as well as the allocation of each element of compensation in relation to those provided by its peer companies identified below. The Compensation Committee acted pursuant to a written charter that had been approved by our Board.

Compensation Consultants

The Compensation Committee has the sole authority to retain and dismiss its own outside compensation consultants and any other advisors it deems necessary. The role of a compensation consultant is to assist the Compensation Committee in analyzing executive compensation packages and to provide the Compensation Committee with information regarding market compensation levels, general compensation trends and best practices. The consultant also provides advice regarding the competitiveness of specific pay decisions and actions for our NEOs, as well as the appropriateness of the design of the Company’s executive compensation programs. In 2016, the Compensation Committee retained Meridian, which it first engaged in 2015, to continue to review and advise on its executive compensation practices, assist in the review and updating of the Company’s peer group against which to benchmark the Company’s compensation, and to advise on the implementation of the Company’s annual incentive program and long-term incentive program for 2016. Meridian attended meetings of the Compensation Committee, including executive sessions, upon invitation. Meridian did not provide any other services to the Company. The Compensation Committee has assessed the independence of Meridian pursuant to the rules of the SEC and concluded that Meridian’s work for the Compensation Committee did not raise any conflicts of interest.

Peer Group Analysis

The Committee made its determinations as to the compensation for its NEOs in 2016, including base salary level and annual and long-term incentives, by analyzing the Company’s practices in comparison to an adopted peer group, which it approved. In identifying and constructing a competitive peer group, the Committee, based on recommendations from Meridian, took into consideration the asset size and regional location of the peer companies as the primary selection criteria. In order to reflect our unique business model, we reduced the list considering net interest margin and C&I loan percentage as additional filters to reduce the peer group to a reasonable size (i.e. 22 banks). The Company also considered its acquisition strategy and relative growth rate when evaluating its size against the median of its peer group. This reference group consisted of banks with assets between $735 million and $4.38 billion as of the date of adoption of the peer group by the Company in 2015. At that time the Company’s assets of $1.52 billion as of such date were 39% of the median of the peer group. By the end of 2016, our assets compared to the peer group had increased to the median (i.e. 48th percentile), validating the Committee’s view that the peer group was reasonable and appropriate given the Company’s growth.

Name	Ticker	Assets(1)
Independent Bank Group	IBTX	$4,376
Enterprise Financial Services	EFSC	$3,371
MainSource Financial Group	MSFG	$3,240
CoBiz Financial Inc.	COBZ	$3,166
First Financial Corporation	THFF	$2,974
Mercantile Bank Corporation	MBWM	$2,876
Pacific Premier Bancorp	PPBI	$2,637
CU Bancorp	CUNB	$2,471
Green Bancorp	GNBC	$2,409
Guaranty Bancorp	GBNK	$2,270
Preferred Bank	PFBC	$2,170
MidSouth Bancorp	MSL	$1,949
Heritage Commerce Corp	HTBK	$1,680
People’s Utah Bancorp	PUB	$1,489
Bear State Financial	BSF	$1,451
National Commerce Corporation	NCOM	$1,257
Central Valley Community	CVCY	$1,217
Access National Corporation	ANCX	$1,166
Southern National Bancorp of VA	SONA	$1,012
Veritex Holdings	VBTX	$827
Commerce Union Bancshares	CUBN	$799
Mackinac Financial Corporation	MFNC	$735

(1)	Assets reflected tie to publicly available assets sizes for the referenced institutions as of the date of adoption of the peer group in 2015.

Stock Ownership Guidelines

In 2016, the Company adopted stock ownership guidelines for our non-employee directors and executive officers as part of our commitment to corporate governance and to strengthen the alignment of interests between our non-employee directors and executive officers and our shareholders. Under the guidelines, our directors, our Chief Executive Officer and our other executive officers are expected to accumulate shares of our common stock with a value equal to or exceeding the applicable ownership level prior to the fifth anniversary of adoption of the guidelines, or the fifth anniversary of their election or appointment, whichever is later (the “Measurement Date”) and thereafter maintain ownership of shares consistent with such guidelines.

For purposes of the guidelines, “shares” include shares owned outright, directly or indirectly, shares owned jointly or separately by the individual’s spouse, shares held in trust for the benefit of the individual, the individual’s spouse and/or children, restricted stock or restricted stock units, shares acquirable upon the net exercise of vested stock options, or deferred shares or deferred stock units. Unvested stock options and unearned performance shares do not count toward meeting the applicable guidelines.

Our applicable target stock ownership guidelines are as follows:

Title	Multiple of Base Salary
Chief Executive Officer	3x base salary
Other Executive Officers	1.5x base salary
Non-Employee Directors	3x annual retainer

Our Nominating and Corporate Governance Committee will periodically review each director’s or executive officer’s progress toward achieving the applicable guidelines.

Employment Agreements

On March 30, 2016, amended and restated employment agreements were executed with each of our NEOs, with retroactive effect to January 1, 2016. The employment agreements have an initial term of one year commencing on the Effective Date, subject to automatic renewal for successive one year terms unless either party delivers 60 days’ prior written notice of non-renewal (and, in the event that a change in control occurs during the then-current term, such term shall be extended to end no earlier than the second anniversary of the change in control). Each employment agreement provides for an annual base salary, which may be increased or decreased during the term, in the amount of $427,500 for Mr. Graft, $292,500 for Mr. Fowler, $240,000 for Ms. Lehmann, $235,000 for Mr. Nelson, and $250,000 for Mr. Karas, and specifies that the executive is eligible to participate in the annual and long-term incentive programs maintained by the Company to the same extent as other executives of the Company.

Either the Company or the executive may terminate the executive’s employment prior to the expiration of the then-current term in accordance with the terms and conditions of the employment agreement, and if such termination of employment is by the Company without “cause” (as defined in the agreement) or by the executive for “good reason” (as defined in the agreement) (a “qualifying termination”), then the executive shall be entitled to receive, subject to execution and non-revocation of a release of claims in favor of the Company, cash severance in the amount of 1.5 times base salary for Mr. Graft, 1.25 times base salary for Mr. Fowler, and 1.0 times base salary for each of Ms. Lehmann, Mr. Nelson and Mr. Karas, as well as, in each case, healthcare coverage continuation for a period of 18 months. However, if the qualifying termination occurs within 24 months following a change in control, then the cash severance amount is increased to a multiple of base salary plus the trailing 3-year average bonus (3.0 times for Mr. Graft, 2.5 times for Mr. Fowler and 2.0 times for each of Ms. Lehmann, Mr. Nelson and Mr. Karas) and the healthcare coverage continuation period is increased to 36 months for Mr. Graft and Mr. Fowler and 24 months for Ms. Lehmann, Mr. Nelson and Mr. Karas.

The employment agreements contain a better net after-tax cutback provision in respect of the excise tax imposed under Sections 280G and 4999 of the tax code, pursuant to which the executive’s change in control-related payments and benefits will be reduced to the extent necessary to prevent any portion of such payments and benefits from becoming subject to the excise tax, but only if, by reason of that reduction, the net after-tax benefit received by the executive exceeds the net after-tax benefit that the executive would receive if no reduction was made.

The employment agreements also contain certain restrictive covenants, including a perpetual confidentiality covenant, and non-compete, employee, client, and investor non-solicit, and business non-interference covenants that apply during employment and for the one-year period immediately following termination of employment for any reason.

2016 Director Compensation

In connection with their service on our Board of Directors in 2016, we compensated our non-employee directors through (i) an annual cash board retainer of $20,000, plus an additional $5,000 for our Chairman of the Board, and (ii) a stock grant issued under our 2014 Omnibus Incentive Plan of 1,260 shares (resulting in a grant date fair value of $19,996), plus an additional 315 shares (resulting in a grant date fair value of $4,999) issued to our Chairman of the Board. Such shares were fully vested on the date of grant.

In addition, we paid (i) the members of our Audit Committee an annual cash retainer of $10,000, plus an additional $25,000 to our Audit Committee chair, (ii) the members of our Risk Committee an annual cash retainer of $3,000, plus an additional $7,000 to our Risk Committee chair, (iii) the members of our Compensation Committee an annual cash retainer of $1,000, plus an additional $9,000 to our Compensation Committee chair, (iv) the members of our Nominating and Corporate Governance Committee an annual cash retainer of $1,000, plus an additional $4,000 to our Nominating and Corporate Governance Committee chair, and (v) the members of our Finance Committee an annual cash retainer of $1,000, plus an additional $4,000 to our Finance Committee chair.

All cash retainers are paid quarterly (i.e. one-fourth of the annual retainer is paid to each director on the first day of each of our fiscal quarters or as soon as practicable thereafter).

In addition, those of our directors who also served on the board of directors of TBK Bank, SSB also received compensation for such service, consisting of an annual cash retainer of $16,000 for service on the board of such bank, an additional annual cash retainer of $3,000 for service as chairman of the board, and additional cash retainers for service on committees ($2,500 for being a member of the Executive Loan Committee, an additional $2,500 for being an Executive Loan Committee chair, $1,500 for being a member of the ALCO Committee and an additional $1,000 for being an ALCO Committee chair). All annual cash retainers are paid quarterly (i.e. one-fourth of the annual retainer is paid to each director on the first day of each of our fiscal quarters or as soon as practicable thereafter).

The following table sets forth compensation paid, earned or awarded during 2016 to each of our directors. The table also includes compensation earned by each director that is attributable to such director’s service on TBK Bank, SSB, as applicable.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		All Other Compensation ($)(2)	Total Compensation ($)
Charles A. Anderson	23,000	19,996		—	42,996
Richard Davis	22,000	19,996		—	41,996
Robert Dobrient	25,000	19,996		5,000	49,996
Aaron P. Graft	—	—		—	—
Douglas M. Kratz	30,000	19,996		18,500	68,496
Maribess L. Miller	35,000	19,996		—	54,996
Derek R. McClain	43,000	19,996		—	62,996
Frederick Perpall	—	9,988	(3)	—	9,988
Michael P. Rafferty	58,000	19,996		—	77,996
Carlos M. Sepulveda, Jr.	30,000	24,995		21,500	76,495
C. Todd Sparks	21,000	19,996		21,000	61,996
Justin N. Trail	21,000	19,996		5,000	45,996
(1)	Valuation based on a per share price of our Common Stock on the grant date of April 1, 2016 of $15.87, computed in accordance with ASC 718.
(2)	Reflects cash retainers received for service on the boards of directors and board committees of our subsidiary banks.

(3)	Stock award granted October 31, 2016 to Mr. Perpall under the Company’s 2014 Omnibus Incentive Plan in connection with his election to the Board of Directors of the Company as a non-employee director. Valuation based on a per share price of our Common Stock on the grant date of October 31, 2016 of $18.60, computed in accordance with ASC 718.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and any persons who own more than 10% of our Common Stock to file reports with the SEC with respect to their ownership of Common Stock. Directors, executive officers and persons owning more than 10% of our Common Stock are required to furnish us with copies of all Section 16(a) reports they file.

Based solely on our review of the copies of such reports received by us and any written representations from reporting persons that no other reports were required of those persons, we believe that during 2016 all such reports required to be filed by our directors and executive officers were filed in a timely manner under Section 16(a), with the exception of a late Form 4 that was filed on behalf of Ms. Lehmann to report a forfeiture of 1,671 shares in connection with applicable federal income tax withholding associated with the December 1, 2016 vesting of 6,111 shares of restricted stock issued to Ms. Lehmann. Such form was not filed on the event date due to a manual processing error and was filed following identification of such event on December 30, 2016.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review and Approval of Transactions with Related Persons

Transactions by the Company or our subsidiaries with related parties are subject to a formal written policy, as well as regulatory requirements and restrictions. These requirements and restrictions include Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions by our bank subsidiaries with their respective affiliates) and the Federal Reserve’s Regulation O (which governs certain loans by our bank subsidiaries to their respective executive officers, directors and principal stockholders). We have adopted policies to comply with these regulatory requirements and restrictions.

In addition, our Board of Directors has adopted a written policy governing the approval of related party transactions that complies with all applicable requirements of the SEC and NASDAQ concerning related party transactions. Related party transactions are transactions in which we are a participant, the amount involved exceeds $120,000 and a related party has or will have a direct or indirect material interest. Related parties of the Company include directors (including nominees for election as directors), executive officers, 5% stockholders and the immediate family members of these persons. Our General Counsel, in consultation with management and outside counsel, as appropriate, will review potential related party transactions to determine if they are subject to the policy. If so, the transaction will be referred to the Nominating and Corporate Governance Committee for approval. In determining whether to approve a related party transaction, the Nominating and Corporate Governance Committee will consider, among other factors, the fairness of the proposed transaction, the direct or indirect nature of the related party’s interest in the transaction, the appearance of improper conflicts of interest for any director or executive officer taking into account the size of the transaction and the financial position of the related party, whether the transaction would impair an outside director’s independence, the acceptability of the transaction to our regulators and the potential violations of other corporate policies. Our Related Party Transactions Policy is available on our website at www.triumphbancorp.com, as an annex to our Corporate Governance Guidelines.

Registration Rights

On December 12, 2012, we issued a warrant to Triumph Consolidated Cos., LLC (“TCC”) for the purchase of 259,067 shares of our Common Stock (the “TCC Warrant”). The TCC Warrant provides TCC with certain registration rights if we propose to register any of our capital stock in a public offering. TCC will have “piggy-back” registration rights that permit it to have shares of our Common Stock owned by it included in a registration statement, upon written notice to us within the prescribed time limit. We are not required to include these securities in any underwriting of shares, unless TCC accepts the terms of the underwriting agreed upon between the Company and its underwriters and in the quantity as the underwriters determine in their sole discretion. TCC waived all of its registration rights under the TCC Warrant in connection with our initial public offering.

Trinitas Capital Management, LLC

Trinitas Capital Management, LLC (“Trinitas”) is an independent Collateralized Loan Obligation (“CLO”) asset manager formed in 2015. Certain of the Company’s officers and other personnel serve as officers or managers of Trinitas and certain members of the Company’s board of directors also hold minority membership interests in Trinitas. The Company does not hold any membership interests in Trinitas.

The Company, through its subsidiary, Triumph Capital Advisors, LLC, (“TCA”) provides certain middle and back office services to Trinitas as the asset manager of various CLO funds issued by Trinitas. For the year ended December 31, 2016, TCA earned fees from Trinitas totaling $907,000. No asset management fees were earned by TCA from Trinitas for the years ended December 31, 2015 or 2014. The Company holds investments in the subordinated notes of Trinitas IV and Trinitas V, CLOs managed by Trinitas, with a carrying amount of $3,380,000 as of December 31, 2016. The Company also holds an investment in the subordinated notes of Trinitas VI, for which Trinitas acts as asset manager, formed to be the issuer of a future CLO offering, in the amount of $21,217,000 as of December 31, 2016.

Ordinary Banking Relationships

Certain of our officers, directors and 5% stockholders, as well as their immediate family members and affiliates, are customers of, or have or have had transactions with, our bank subsidiaries or the Company in the ordinary course of business. These transactions include deposits, loans, wealth management products and other financial services related transactions. Related party transactions are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral (where applicable), as those prevailing at the time for comparable transactions with persons not related to us and do not involve more than normal risk of collectability or present other features unfavorable to us. No related party loans were categorized as nonaccrual, past due, restructured or potential problem loans as of the date of this proxy. We expect to continue to enter into transactions in the ordinary course of business on similar terms with our officers, directors and 5% stockholders, as well as their immediate family members and affiliates.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The tables set forth below contains information regarding the amount and percent of shares of Common Stock that as of March 6, 2017 are deemed under the rules of the SEC to be “beneficially owned” by each member of our Board of Directors, by each nominee for election to our Board of Directors, by each of our executive officers, by all of our directors and executive officers as a group, and by any person or “group” (as that term is used in the Exchange Act) known to us to be a “beneficial owner” of more than 5% of the outstanding shares of Common Stock as of that date. The information concerning the beneficial ownership of our directors and officers is based solely on information provided by those individuals. Unless otherwise stated, the beneficial owner has sole voting and investment power over the listed Common Stock or shares such power with his or her spouse. As of March 6, 2017, there were 18,083,294 shares of Common Stock outstanding.

Unless otherwise noted, the address for each stockholder listed on the table below is: c/o Triumph Bancorp, Inc., 12700 Park Central Drive, Suite 1700, Dallas, Texas 75251.

	As of March 6, 2017
	Number of Shares	Percent of Class
Name of Beneficial Owner
Greater than 5% stockholders
Triumph Consolidated Cos., LLC(1)	1,064,067	5.8%
RMB Capital Holdings, LLC(2)	1,270,743	7.0%
Basswood Capital Management, L.L.C.	912,517	5.0%
Matthew Lindenbaum(3)
Bennett Lindenbaum(3)

*	Indicates less than 1%.
(1)

Certain of our directors and executive officers, including Aaron P. Graft, Carlos M. Sepulveda, Jr., Charles A. Anderson, Justin N. Trail, C. Todd Sparks, and Adam D. Nelson have a direct or indirect interest in TLCM Investments LLC (“TLCM”), which holds a profits interest in Triumph Consolidated Cos., LLC (“TCC”). The profits interest originally entitled TLCM to certain distributions depending on the internal rate of return to the members of TCC (other than TLCM). In connection with our initial public offering, TCC’s limited liability company agreement was amended such that, following the completion of the offering, the profits interest will entitle TLCM to distributions of the 1,250,000 shares of our Common Stock (the “Hold Back Shares”) not distributed by TCC to its members other than TLCM in connection with our initial public offering. For the first 180 days following our initial public offering (the “TCC Lock-Up Period”), TCC did not make any distributions. During the period commencing upon the completion of our initial public offering until the 36-month anniversary of the completion of the offering (the “Hold Back Period”), TCC will distribute the Hold Back Shares to TLCM in the event the volume weighted average price (“VWAP”) of our Common Stock during any of the eleven consecutive three-month periods during the Hold Back Period ending on or after the Lock-Up Period exceeds a whole number from $15.00 to $50.00 according to a fixed schedule. The TCC Board of Directors will meet shortly following the end of each of the eleven consecutive three-month periods after the TCC Lock-Up Period to determine and approve the VWAP calculation and number of Hold Back Shares to be distributed in respect of such three-month period. At the expiration of the Hold Back Period, TCC will make a final distribution based on our Common Stock VWAP during the three months preceding the expiration date (which distribution will be determined and approved by the TCC Board of Directors). Any remaining Hold Back Shares not distributed to TLCM and the warrant held by TCC to purchase an additional 259,067 shares of our Common Stock at price of $11.58 per share (the “TCC Warrant”) (or the shares issued upon exercise of the TCC Warrant) will be distributed to the members of TCC other than TLCM at the end of the Hold Back Period. Additionally, each Hold Back Share distributed to the ultimate underlying owners of TLCM will be locked up for a period of 180 days following the date such shares are distributed. However, if a change in control of the Company occurs at any time during the Hold Back Period, any outstanding lockups will expire and a number of Hold Back Shares will be distributed at such time to TLCM based on the implied price of the change in control. The following individuals are directors of TCC: Carlos M. Sepulveda, Jr., Aaron P. Graft, Richard Davis, Justin N. Trail, Robert Dobrient, Charles A. Anderson, and C. Todd Sparks. Each of these individuals votes separately as one of seven members of TCC’s board and none of such individuals own more than 10% of TCC’s outstanding membership interests.
(2)	Consists of 1,270,743 shares of Common Stock beneficially owned of record by clients of one or more investment advisers directly or indirectly owned by RMB Capital Holdings, LLC. Based on information set forth in a Schedule 13G filed by such persons on February 13, 2017. The address of such persons is RMB Capital Holdings, LLC, 115 LaSalle Street, 34th Floor, Chicago, IL 60603.
(3)	Consists of 912,517 shares of Common Stock beneficially owned by Basswood Capital Management, L.L.C., Matthew Lindenbaum and Bennett Lindenbaum. Based on information set forth in a Schedule 13G filed by such persons on February 13, 2017. The address of such persons is c/o Basswood Capital Management, L.L.C., 645 Madison Avenue, 10th Floor, New York, NY 10022.

NAMED EXECUTIVE OFFICERS, DIRECTORS AND NOMINEES	SHARES DIRECTLY OR INDIRECTLY OWNED		SHARES ISSUABLE WITHIN 60 DAYS		SHARES SUBJECT TO FUTURE VESTING REQUIREMENTS	STOCK OPTIONS EXERCISABLE WITHIN 60 DAYS	TOTAL SHARES BENEFICIALLY OWNED	PERCENT OF CLASS
Carlos M. Sepulveda, Jr.	562,797		—		1,234	0	564,031	3.12%
Aaron P. Graft	397,784	(1)	—		10,471	4,108	412,363	2.28%
C. Todd Sparks	311,909	(2)	—		988	0	312,897	1.73%
Douglas M. Kratz	148,675		141,057	(3)	988	0	290,720	1.60%
Richard L. Davis	195,997	(4)	—		988	0	196,985	1.09%
Charles Anderson	154,788		—		988	0	155,776	*
Robert Dobrient	57,636	(5)	—		988	0	58,624	*
R. Bryce Fowler	45,856		—		6,130	2,498	54,484	*
Daniel J. Karas	6,838		—		5,865	2,936	15,639	*
Gail Lehmann	21,325		—		4,425	1,794	27,544	*
Derek R. McClain	14,551		—		988	0	15,539	*
Maribess L. Miller	11,215	(6)	—		988	0	12,203	*
Adam D. Nelson	16,448		—		4,699	2,634	23,781	*
Frederick Perpall	999		—		0	0	999	*
Michael P. Rafferty	20,199		—		988	0	21,187	*
Justin Trail	73,984	(7)			988	0	74,972	*
All directors and executive officers, as a group (16 persons)							2,237,744	12.35%

*	Indicates less than 1%.
(1)	Excludes 3,315 shares of Common Stock held by Mr. Graft’s wife, Kimberly Graft through Goldman Sachs FBO Kimberly Graft Roth IRA. 90,000 shares of stock held by Mr. Graft have been pledged to Veritex Bank, N.A. in connection with a personal loan facility entered into by Mr. Graft.
(2)	Mr. Sparks exercises voting and dispositive control over 267,372 shares of Common Stock held by each of SBS Equity, LLC, The Sparks Foundations, Inc., and Sparco Market Fund and disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest.
(3)	Consists of shares of Common Stock Mr. Kratz has the right to acquire within 60 days through the conversion of 20,325 shares of our Series B Preferred Stock currently held by Mr. Kratz.
(4)	Includes (i) 66,215 shares indirectly owned as trustee of the Sheree Davis 2006 Children’s Trust, and (ii) 66,215 shares indirectly owned as trustee of the Richard Davis 2006 Family Trust. Mr. Davis disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
(5)	Includes shares beneficially owned through Delta Trust and Bank, as custodian for Robert Dobrient IRA.
(6)	Includes (i) 8,000 shares of Common Stock beneficially owned by Ms. Miller through PTC/Botsford Financial Group FBO Maribess Lehmann Miller IRA, and (ii) 1,000 shares of Common Stock beneficially owned through Merrill Lynch FBO Maribess L. Miller SEP IRA.

(7)	Includes (i) 12,859 shares of Common Stock beneficially owned through Equity Trust Company Custodian FBO Justin Trail Sep IRA, (ii) 350 shares of Common Stock indirectly owned through E*TRADE UTMA/UGMA Accounts FBO Mr. Trail’s minor children, and (iii) 32,873 shares of Common Stock beneficially owned through JTHT Enterprises, Ltd. Mr. Trail exercises voting and dispositive control over the shares of Common Stock held by JTHT Enterprises, Ltd. and by the UTMA/UGMA accounts of his minor children. Mr. Trail disclaims beneficial ownership of such shares of Common Stock, except to the extent of his pecuniary interest therein. Excludes 4,286 shares held by Mr. Trail’s wife, Tamera Trail through Equity Trust Company Custodian FBO Tamera Trail IRA.

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed the accounting firm of Crowe Horwath LLP to serve as Triumph’s independent registered public accounting firm for the fiscal year ending December 31, 2017. A proposal to ratify that appointment will be presented at the Annual Meeting. Representatives of Crowe Horwath LLP are expected to be present at the meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Stockholder ratification of the selection of Crowe Horwath LLP as our independent public accountants is not required by our Bylaws or other applicable legal requirement. However, the Board of Directors is submitting the selection of Crowe Horwath LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in our best interests and our stockholders’ best interests.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered and expenses of Crowe Horwath LLP for the audits of our annual financial statements for the years ended December 31, 2016, 2015 and 2014, and fees billed for other services rendered and expenses of Crowe Horwath LLP during 2016, 2015 and 2014.

	2016 ($)	2015 ($)	2014 ($)
Audit fees	771,497	632,053	590,000
Audit-related fees	200,500	122,275	415,592
Tax fees	199,630	172,425	101,800

	1,171,627	926,753	1,107,392

Audit fees include fees for financial statement audit services for the purpose of rendering an opinion on the financial statements. Audit fees also include reviews of the financial statements included in our quarterly reports on Form 10-Q. Audit-related fees are fees for assurance and related services that are reasonably related to the audit of our financial statements and are not reported under “audit fees”, including, during 2016, fees and work performed in connection with the filing of our registration statement Form S-3 and subordinated debentures issued under such registration statement and during 2014, fees for work performed in connection with our registration statement on Form S-1, audits in connection with acquisitions, employee benefit plan audits, and accounting and financial reporting consultations. Tax fees for 2016 include approximately $179 thousand for tax compliance, including the preparation, filing, and review of tax returns and approximately $20 thousand for tax advice and planning. Tax fees for 2015 include approximately $146 thousand for tax compliance, including the preparation, filing and review of tax returns and approximately $27 thousand for tax advice and tax planning. Tax fees for 2014 include approximately $70 thousand for tax compliance, including the preparation, filing and review of tax returns and approximately $32 thousand for tax advice and tax planning.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The Audit Committee of the Board of Directors has implemented procedures to ensure that all audit, audit-related and permitted non-audit services provided to us are pre-approved by the Audit Committee. Any audit and non-audit services require specific pre-approval by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members when expedition of services is necessary.

All of the audit-related, tax and all other services provided by Crowe Horwath LLP to us in 2016 were approved by the Audit Committee. The Audit Committee has determined that all non-audit services provided by Crowe Horwath LLP in 2016 were compatible with maintaining its independence in the conduct of its auditing functions.

The Board of Directors unanimously recommends a vote FOR the ratification of our appointment of Crowe Horwath LLP as our independent registered public accounting firm for the current fiscal year.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements in the Annual Report with Company management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and accounting estimates, and the clarity of disclosures in the financial statements. Also, the Audit Committee reviewed and discussed with management and the independent auditor the quarterly and annual earnings press releases and financial statements prior to their issuance.

The Audit Committee is governed by a charter. A copy of the charter is available on the Company’s website at http://ir.triumphbancorp.com. The Audit Committee held nine meetings during fiscal year 2016. The Company’s current Audit Committee Charter was last updated on October 25, 2016. The Committee is comprised solely of independent directors as defined by NASDAQ listing standards and Rule 10A-3 of the Securities Exchange Act of 1934, and all three Audit Committee members are audit committee financial experts as defined by the SEC.

The meetings of the Audit Committee are designed to facilitate and encourage communication among the Audit Committee, the Company, the Company’s internal auditors and the Company’s independent auditor. The Audit Committee discussed with the Company’s internal auditors and independent auditor the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and the independent auditor, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control, and the overall quality of the Company’s financial reporting.

The Audit Committee recognizes the importance of maintaining the independence of the Company’s Independent Auditor, both in fact and appearance. The Audit Committee evaluates the qualifications, performance and independence of the Company’s Independent Auditor and its lead partner and makes a determination whether to re-engage the current Independent Auditor. In doing so, the Audit Committee considers the quality and efficiency of the services provided by the auditors, the auditors’ capabilities and the auditors’ technical expertise and knowledge of the Company’s operations and industry. The Audit Committee participates in discussions and negotiations of audit and audit related fees and approves all fees and services of the Independent Auditor. The Audit Committee has appointed Crowe Horwath LLP as the Company’s Independent Auditor for 2017. Crowe Horwath LLP has been the Independent Auditor for the Company since 2012. The lead audit partner on the 2017 audit will change due to regulatory rotation requirements and the Audit Committee was involved in the selection of the new lead audit partner.

The members of the Audit Committee and the Board of Directors believe that, due to Crowe Horwath LLP’s knowledge of the Company and of the industries in which the Company operates, it is in the best interests of the Company and its stockholders to continue retention of Crowe Horwath LLP to serve as the Company’s Independent Auditor. The Audit Committee has overall responsibility for the appointment, compensation and oversight of the Independent Auditor. Although the Audit Committee has the sole authority to appoint the Independent Auditors, the Audit Committee will continue to recommend that the Board of Directors ask the stockholders, at the Annual Meeting, to ratify the appointment of the Independent Auditors.

The Audit Committee reviewed with the independent auditor, which is responsible for expressing an opinion on the conformity of the audited consolidated financial statements with US generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee by the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), including PCAOB Auditing Standard No. 16, Communications with Audit Committees, the rules of the SEC, and other applicable regulations. In addition, the

Audit Committee has discussed with the independent auditor the firm’s independence from Company management and the Company, including the matters in the letter from the firm required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with the independent auditor’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed by the Company with the SEC.

THE AUDIT COMMITTEE

Michael P. Rafferty, Chairman

Derek R. McClain

Maribess L. Miller

March 24, 2017

STOCKHOLDER PROPOSALS

Stockholder proposals submitted pursuant to SEC Rule 14a-8 for inclusion in our 2018 proxy statement and acted upon at our 2018 Annual Meeting (the “2018 Annual Meeting”) must be received by us at our executive offices at 12700 Park Central Drive, Suite 1700, Dallas, Texas 75251, Attention: Corporate Secretary, on or prior to November 24, 2017. If, however, the 2018 Annual Meeting takes place more than 30 days before or after May 4, 2018, then the deadline for stockholder proposals submitted pursuant to SEC Rule 14a-8 for inclusion in our 2018 proxy statement and acted upon at our 2018 Annual Meeting shall be a date that we determine to be a reasonable time before we begin to print and send our Proxy Materials. In this event, we will disclose this deadline in a public filing with the SEC.

Stockholder proposals submitted for consideration at the 2018 Annual Meeting but not submitted pursuant to SEC Rule 14a-8, including stockholder nominations for candidates for election as directors, generally must be delivered to the Secretary at our executive offices not later than 90 days nor earlier than 120 days before the first anniversary of the date of the 2017 Annual Meeting. As a result, any notice given by a stockholder pursuant to the provisions of our Bylaws (other than notice pursuant to SEC Rule 14a-8) must be received no earlier than January 4, 2018 and no later than February 3, 2018. However, if the date of the 2018 Annual Meeting occurs more than 30 days before or more than 60 days after May 4, 2017, notice by the stockholder of a proposal must be delivered no later than the later of 70 days prior to the date of such annual meeting or the 7th day following the earlier of the date on which notice of the annual meeting is first mailed by or on behalf of the Company or the day on which we first make a public announcement of the date of the annual meeting. Stockholder proposals or nominations must include the specified information concerning the stockholder and the proposal or nominee as described in our Bylaws.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirement for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to all holders at that address. This process is commonly known as “householding.” To conserve resources and reduce expenses, we consolidate materials under these rules when possible. Stockholders who participate in householding will receive separate proxy cards.

Because we are using the SEC’s notice and access rule and are delivering proxy materials electronically, we will not household our proxy materials or notices to stockholders of record sharing an address. This means that stockholders of record who share an address will each be mailed a separate Notice of Internet Availability of Proxy Materials. However, certain brokerage firms, banks, or similar entities holding our Common Stock for their customers may household proxy materials or notices. Stockholders sharing an address whose shares of our Common Stock are held in street name should contact their broker if they now receive (i) multiple copies of our proxy materials or notices and wish to receive only one copy of these materials per household in the future, or (ii) a single copy of our proxy materials or notice and wish to receive separate copies of these materials in the future.

If at any time you would like to receive a paper copy of the annual report or proxy statement, please write to Investor Relations, Triumph Bancorp, Inc., 12700 Park Central Drive, Suite 1700, Dallas, Texas 75251.

By Order of the Board of Directors,

Aaron P. Graft President and Chief Executive Officer

ANNUAL MEETING OF TRIUMPH BANCORP, INC.

Date:	May 4, 2017
Time:	1:00 p.m. (Central Daylight Time)
Place:	3 Park Central, 12700 Park Central Drive, Basement Level,
Conference Room 1, Dallas, TX 75251

Please make your marks like this:  ☒ Use dark black pencil or pen only

Board of Directors Recommends a Vote FOR proposals 1 and 2.

1:	Election of Class III Directors					Directors Recommend
		For		Withhold
	01 Carlos M. Sepulveda, Jr.	☐		☐		For
	02 Charles A. Anderson	☐		☐		For
	03 Justin N. Trail	☐		☐		For
		For	Against	Abstain

2:	To ratify the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the current fiscal year.	☐	☐	☐		For

3:	To transact any business as may properly come before the Annual Meeting or any adjournments or postponements.

	To attend the meeting and vote your shares in person, please mark this box.				☐

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Annual Meeting of Triumph Bancorp, Inc.

to be held on Thursday, May 4, 2017

for Holders as of March 6, 2017

This proxy is being solicited on behalf of the Board of Directors

INTERNET	VOTE BY:	TELEPHONE

Go To		866-206-5381
www.proxypush.com/TBK	OR	• Use any touch-tone telephone.
• Cast your vote online. • View Meeting Documents.		• Have your Proxy Card/Voting Instruction Form ready.
	MAIL	• Follow the simple recorded instructions.

OR	• Mark, sign and date your Proxy Card/Voting Instruction Form.
• Detach your Proxy Card/Voting Instruction Form.
• Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned hereby appoints Adam D. Nelson and Gail Lehmann, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Triumph Bancorp, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1 AND FOR THE PROPOSALS IN ITEM 2 AND AUTHORITY WILL BE DEEMED GRANTED UNDER ITEM 3.

All votes must be received by 11:59 P.M., Eastern Time, May 3, 2017.

PROXY TABULATOR FOR
TRIUMPH BANCORP, INC.
P.O. BOX 8016
CARY, NC 27512-9903

EVENT #

CLIENT #

Proxy — Triumph Bancorp, Inc.

Annual Meeting of Stockholders

May 4, 2017, 1:00 p.m. (Central Daylight Time)

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints Adam D. Nelson and Gail Lehmann (the “Named Proxies”) and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of common stock of Triumph Bancorp, Inc., a Texas corporation (“the Company”), the undersigned is entitled to vote at the Annual Meeting of Stockholders of Triumph Bancorp, Inc. to be held at 3 Park Central, 12700 Park Central Drive, Basement Level, Conference Room 1, Dallas, TX 75251, on Thursday, May 4, 2017 at 1:00 p.m. (CDT) and all adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” all nominees for director and “FOR” each proposal. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign and return this card.